EXHIBIT 3

                          CERTIFICATE OF DETERMINATION
                                       OF
                            EQUITY STOCK, SERIES AAA
                                       OF
                              PUBLIC STORAGE, INC.

              [As filed in the Office of the Secretary of State of
                  the State of California on November 15, 1999]

        The undersigned, David Goldberg and Sarah Hass, Senior Vice President and Secretary, respectively, of PUBLIC STORAGE, INC., a California corporation, do hereby certify:

        FIRST: The Restated Articles of Incorporation of the Corporation, as amended, authorize the issuance of 200,000,000 shares of stock designated "equity shares," issuable from time to time in one or more series, and authorize the Board of Directors to fix the designation and number of shares constituting any such series, and to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, right and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation rights of any wholly unissued series of such equity shares.

        SECOND: The Board of Directors of the Corporation did duly adopt the resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and providing for the creation of a series of equity shares to be known as "Equity Stock, Series AAA" consisting of 4,500,000 shares, none of the shares of such series having been issued.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

        IN WITNESS WHEREOF, the undersigned have executed this certificate this 15th day of November, 1999.


                                         /S/ DAVID GOLDBERG
                                        --------------------------------
                                        David Goldberg
                                        Senior Vice President


                                         /S/ SARAH HASS
                                        --------------------------------
                                        Sarah Hass
                                        Secretary

                                    EXHIBIT A

                      RESOLUTION OF THE BOARD OF DIRECTORS
                             OF PUBLIC STORAGE, INC.

                            ESTABLISHING A SERIES OF
                            EQUITY STOCK, SERIES AAA

        RESOLVED that pursuant to the authority conferred upon the Board of Directors by Article III of the Restated Articles of Incorporation, as amended, of this Corporation, there is hereby established a series of the authorized equity shares of this Corporation having a par value of $.01 per share, which series shall be designated "Equity Stock, Series AAA," shall consist of 4,500,000 shares and shall have the following rights and privileges:

        (a) Dividend Rights.

        (1) If, at any time, the Corporation shall declare or pay, or set aside funds, shares or other property to pay, a dividend or other distribution on the Common Shares (i) in cash or (ii) in any shares of the Corporation's capital stock or (iii) other property (but in the case of (ii), only to the extent that the Corporation will claim with respect to the distributed shares a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code (as defined in clause (3) of Section
(c)), a dividend or other distribution in cash shall also concurrently be declared or paid, or so set aside, as the case may be, on each share of this Series. The amount of the dividend or distribution on each share of this Series shall be at the rate of five (5) times the per share dividend or distribution, or amount so set aside, on the Common Shares (based on the amount of cash, and in the case of shares or other property distributed with respect to the Common Shares, the fair market value attributable to the distributed shares or other property), but shall not be more than $0.539101563 in any calendar quarter (prorated for the quarter ending December 31, 1999 to reflect only the number of days in that quarter beginning with the date of the original issuance of the shares of this Series); provided, however, during any calendar year (prorated for the year 1999) not at a rate less than the lesser of (i) $2.15640625 per share or (ii) five (5) times the per share dividends or distributions on the Common Shares. Notwithstanding the foregoing, any dividend or distribution on the shares of this Series shall be subject to adjustment as provided in Section
(e).

        Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date, not more than 45 days nor less than 15 days preceding the payment date thereof, as shall be fixed by the Board of Directors. After dividends on this Series equal to the maximum amount set forth above have been paid or declared (as provided hereby) during any particular year and funds therefor set aside for payment, the holders of shares of this Series will not be entitled to any further dividends in that year.

        For purposes hereof, "Common Shares" shall mean shares of common stock, $0.10 par value per share, of the Corporation or any other shares of capital stock into which such shares are reclassified, changed or exchanged.

        (2) Unless dividends on all outstanding "Senior Shares" have been or contemporaneously are paid in full, or funds set aside therefor, for the latest dividend period ending contemporaneously with or prior to the end of the period for which a dividend is to be paid on shares of this Series, and, to the extent such Senior Shares have cumulative dividend rights, for all prior dividend periods, no dividend or other distribution shall be paid on the shares of this Series for such period. "Senior Shares" shall mean any shares of stock of the Corporation, exclusive of the shares of this Series and any other series of equity stock, the Common Shares and shares of the Corporation's Class B Common Stock, which (i) are outstanding as of the date of issuance of the shares of this Series or (ii) are issued subsequent to the date of issuance of the shares of this Series, on terms which do not provide that they are on a parity with, or junior to, the shares of this Series or the Common Shares, as to dividends and as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

        (b) Liquidation.

        In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after the respective liquidation preferences in respect of all Senior Shares, if any, have been paid in full, a holder of each share of this Series will receive out of the assets of the Corporation available for distribution to shareholders 120% of the amount distributed to the holder of each Common Share. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Corporation.

        (1) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of this Series at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

        (2) For purposes of liquidation rights, a reorganization (as defined in Section 181 of the California Corporations Code) or consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

        (c) Redemption.

        (1) Except as provided in clauses (2) and (3) of this Section (c), the shares of this Series are not redeemable.

        (2) The shares of this Series are redeemable at the option of the Corporation, by resolution of the Board of Directors, in whole or in part at a cash redemption price as determined in clause (4) of this Section (c), (i) for a period of ten (10) days after the date the Limited Partner (as defined in the Limited Partnership Agreement (the "Partnership Agreement") of PSAC Development Partners, L.P. (the "Partnership")) exercises its option to liquidate the Partnership and (ii) for a period of ten (10) days following the 15th anniversary of the Partnership.

        (3) If the Board of Directors of the Corporation shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust ("REIT") under the REIT Provisions of the Internal Revenue Code, then the Board of Directors shall have the power to prevent the transfer of and/or to call for redemption all or such number of shares of this Series sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of the REIT Provisions of the Internal Revenue Code, provided that any such action shall be taken pro rata with respect to the shares of this Series and the Common Shares to the extent such action accomplishes the Corporation's objective.

        For purposes hereof, "REIT Provisions of the Internal Revenue Code" shall mean Sections 856 through 860 and related or successor provisions of the Internal Revenue Code of 1986, as amended.

        (4) The per share redemption price to be paid for shares of this Series called for redemption under clauses (2) or (3) of this Section (c), on the date fixed for redemption, shall be, as applicable, 120% of (i) the average of the daily per share closing prices on the principal exchange on which the Common Shares are traded or the average of the highest bid and the lowest asked quotations as reported by the National Quotation Bureau, Incorporated or a similar organization selected from time to time by the Corporation in each case for the 15 consecutive trading days commencing 20 trading days prior to the redemption or (ii) if there are no such bid and asked quotations, the value of a Common Share as determined by the Board of Directors in good faith.

        (5) In the case of a redemption under clause (2) of this Section (c), the redemption price to be paid for shares of this Series may only be paid from the sale proceeds of Common Shares, other equity stock or other rights or options to purchase any of the foregoing (other than debt securities or preferred stock convertible into or exchangeable or exercisable for Common Shares or equity stock) or from the Corporation's undistributed cumulative net cash provided by operating activities.

        For this purpose undistributed cumulative net cash provided by operating activities means the Corporation's aggregate "net cash provided by operating activities" determined on a cumulative basis from the date of organization of the Corporation through the end of the calendar quarter immediately preceding the date of redemption as reduced by aggregate "distributions paid to shareholders" and "distributions from operations to minority interests in consolidated real estate entities" that occur during such period. The terms "net cash provided by operating activities," "distributions paid to shareholders" and "distributions from operations to minority interests in consolidated real estate entities" shall mean all amounts that should, in accordance with generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied, and past practice of the Corporation, be reflected on the consolidated financial statements of the Corporation under such heading or similar heading.

        (6) If a redemption date falls after a dividend payment record date and prior to the corresponding dividend payment date, the holder of shares of this Series at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as expressly provided hereinabove, the Corporation shall make no payment or allowance for unpaid dividends on shares of this Series called for redemption.

        (7) From and after the date fixed for the redemption of shares of this Series by the Corporation (unless the Corporation shall fail to make available the money necessary to effect such redemption), the holder of shares selected for redemption shall cease to be a shareholder with respect to such shares and, subject to clause (6) of this Section (c), shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation and so stated in the notice) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of this Series designated for redemption and not yet redeemed, in a segregated account, as a trust fund for the benefit of the holder of the shares of this Series designated for redemption and shall pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to the holder thereof upon the surrender of the share certificates. From and after the making of such deposit, the holder of the shares shall cease to be a shareholder with respect to such shares and, subject to clause (6) of this Section (c), shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificate, and the shares represented thereby shall no longer be deemed to be outstanding.

        (8) Any shares of this Series that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued equity shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

        (d) Conversion.

        (1) Subject to the provisions for adjustment hereinafter set forth, and unless previously redeemed under clauses (2) or (3) of clause (c), each share of this Series shall be automatically converted into a number of Common Shares equal to $23.3125 divided by the Conversion Price on the earlier of (i) eleven
(11) days after the date the Limited Partner (as defined in the Partnership Agreement) exercises its option to liquidate the Partnership or (ii) 11 days following the 15th anniversary of the Partnership.

        For purposes hereof, "Conversion Price" shall mean the conversion price per Common Share for which this Series is convertible, as such Conversion Price may be adjusted pursuant to Section (e). The initial Conversion Price will be $19.4270833 (equivalent to a conversion rate of 1.2 Common Shares for each share of this Series).

        The holder of shares of this Series at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's failure to pay the dividend due on such dividend payment date. Except as expressly provided herein, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of this Series.

        (2) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Shares, for the purpose of issuance upon conversion of shares of this Series, the full number of Common Shares then deliverable upon the conversion of all shares of this Series then outstanding and shall take all action necessary so that Common Shares so issued will be validly issued, fully paid and nonassessable. For purposes of this clause (2) of Section (d), the number of Common Shares that shall be required to be reserved for delivery upon the conversion of all outstanding shares of this Series shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

        (3) The Corporation will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of Common Shares on conversion of shares of this Series.

        (4) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of shares of this Series. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a share of this Series, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the Closing Price of Common Shares on the last business day immediately preceding the conversion date. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of this Series so surrendered.

        For purposes hereof, the value of Common Shares shall be determined as provided in clause (4) of Section (c).

        (e) Adjustments.

        (1) Other than a dividend or distribution as to which the Corporation will claim a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code, in the event that the Corporation shall subdivide or combine its outstanding Common Shares into a greater or smaller number of Common Shares, or shall make a dividend or other distribution of Common Shares to the holders of any of its Common Shares, then in each case (i) the outstanding shares of this Series shall, as appropriate,
(A) be subdivided or combined in the same proportion as the Common Shares are subdivided or combined or (B) receive the same proportionate dividend or distribution payable in shares of this Series as paid or issued with respect to the Common Shares and (ii) the per share dollar amounts specified herein for computing dividends per quarter or year shall be adjusted so that the total of each such amount for all outstanding shares of this Series is the same immediately after, as it was immediately prior to, the subdivision, combination, dividend or distribution.

        (2) In the event that the Corporation shall issue rights, warrants or options to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the current market price (as defined below) per share of a Common Share on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common Shares which the aggregate of the offering price of the total number of Common Shares offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common Shares so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of clause (2) of this Section (e), the number of Common Shares at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

        (3) In the event that the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Shares evidence of its indebtedness or assets (including debt securities, but excluding (i) rights, warrants or options referred to in clause (2) of this Section (e), (ii) any dividend or distribution paid in cash or other property of the Corporation out of or in respect of Available Cash (as defined below), (iii) any dividend or distribution as to which the Corporation will claim a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code and
(iv) any dividend or distribution referred to in clause (1) of this Section
(e)), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share of the Common Shares on the dated fixed for such determination less the then fair market value (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) of such portion of the assets or evidences of indebtedness so distributed applicable to one Common Share (the "Distribution FMV") and the denominator shall be such current market price per Common Share, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution; provided, however, that if the Distribution FMV exceeds the current market price per share, or if the current market price exceeds the Distribution FMV by less than 10%, in lieu of the foregoing adjustment, from and after the record date for determining holders of Common Shares entitled to receive the distribution, a holder of a share of this Series that converts such share in accordance with the provisions hereof shall upon such conversion be entitled to receive, in addition to the Common Shares into which the share of this Series is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted the share immediately prior to the record date for determining the holders of Common Shares entitled to receive the distribution.

        For purposes hereof, Available Cash shall mean net income before loss on early extinguishment of debt and gain on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization, (ii) plus gain on disposition of real estate investments, (iii) less distributions to minority interest in excess of minority interest in income and (iv) less dividends on preferred shares, equity shares and Common Shares. The terms "net income," "loss on early extinguishment of debt," "gain on disposition of real estate investments," "depreciation and amortization," "distributions to minority interest" and "minority interest in income" shall mean, as of any date of determination, all amounts that should, in accordance with generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied, and past practice of the Corporation, be reflected on the consolidated financial statements of the Corporation under such heading (or similar heading) and shall be determined in respect of the year in which the dividend or distribution occurs.

        (4) Other than a dividend or distribution as to which the Corporation will claim a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code, in the event that the Corporation shall pay a dividend or make a distribution on its Common Shares in any shares of its capital stock (other than Common Shares) or issue by reclassification of its Common Shares any shares of its capital stock (other than Common Shares), a holder of a share of this Series who subsequently converts the share, at the time of conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such dividend, distribution or reclassification if such holder had converted the share of this Series immediately prior to such action.

        The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a reclassification.

        If after an adjustment a holder of a share of this Series upon conversion of such share may receive shares of two or more classes of capital stock of the Corporation, the Conversion Price shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of capital stock as is contemplated by this Section (e) with respect to the Common Shares on terms comparable to those applicable to the Common Shares in this Section (e).

        (5) In the event that the Corporation shall effect any capital reorganization or reclassification of its shares (other than a subdivision, combination or stock dividend referred to in clause (1) of this Section (e) or a dividend or distribution as to which the Corporation will claim a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code) or shall consolidate or merge with or into any other corporation (other than a consolidation or merger in which the Corporation is the surviving corporation and each Common Share outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or shall sell, lease or transfer all or substantially all of its assets to any other person or entity for a consideration consisting in whole or in part of equity securities of such other entity, lawful provision shall be made as a part of the terms of such transaction whereby the holders of shares of this Series shall, if entitled to convert such shares at any time after the consummation of such transaction, receive upon conversion thereof in lieu of each Common Share issuable upon conversion of such shares prior to such consummation the same kind and amount of stock (and other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each outstanding Common Share subject to adjustments for subsequent stock dividends and distributions, subdivisions or combinations of shares, capital reorganizations, reclassifications, consolidations or mergers as nearly equivalent as possible to the adjustments provided for in this Section
(e).

        (6) For the purpose of any computation under this Section (e), the "current market price" per Common Share on any date shall be determined as of the date in question in the manner provided in clause (4) of Section (c).

        (7) Notwithstanding the above provisions, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection) would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that adjustment shall be required and shall be made in accordance with the provisions of this Section (e) (other than this subsection) not later than the same time as may be required in order to preserve the tax-free nature of a distribution to the holder of any share of this Series. All calculations under this Section (e) shall be made to the nearest four digits.

        (8) The Corporation shall take all action necessary so that shares of this Series issued on adjustments pursuant to this Section (e) will be validly issued, fully paid and nonassessable.

        (9) Whenever the Conversion Price is adjusted as herein provided:

        (A) the Corporation shall compute the adjusted Conversion Price and shall cause to be prepared a certificate signed by the chief financial officer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof which certificate, absent manifest error, shall be prima facie evidence of the correctness of such adjustment; such certificate shall forthwith be filed with each transfer agent for the shares of this Series; and

        (B) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be mailed to the holders of record of outstanding shares of this Series.

        (10) For purposes of this Section (e), the number of Common Shares at any time outstanding shall not include any Common Shares then owned or held by or for the account of any subsidiary of the Corporation, except to the extent of the ownership of common shares of such subsidiary by any person other than the Corporation.

        (11) In case any event shall occur as to which the provisions of this Section (e) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by the shares of this Series in accordance with the essential intent and principles of this Section, then, in each such case, the Corporation shall appoint an independent firm of public accountants of recognized national standing (which may be the regular auditors of the Corporation), which shall gave their opinion upon the adjustments, if any, on a basis consistent with the essential intent and principles established in this Section, necessary to preserve, without dilution, the conversion rights represented by the shares of this Series. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to each holder of shares of this Series and shall make the adjustments described therein. The certificate of any independent firm of public accountants of nationally recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this subsection.

        (f) Voting Rights.

        (1) The shares of this Series shall not have any voting powers either general or special, except as required by law.

        (2) Except as required by law, nothing herein shall be taken to require a class vote or consent in connection with any matter, including the authorization, designation, increase or issuance of any shares of any class or series (including additional shares of this Series) that rank senior to, junior to or on a parity with this Series as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Corporation.